Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-107501

Prospectus Supplement to Prospectus dated September 23, 2003

AESP, INC.

5,984,221 SHARES
OF COMMON STOCK

     This Supplement is part of and should be read in conjunction with the prospectus dated September 23, 2003 relating to the sale of up to 5,984,221 shares of our common stock issuable upon exercise of common stock purchase warrants issued as a dividend to our shareholders of record on April 10, 2003 (the “warrants”). The information presented herein updates certain information in the prospectus.

     The current terms of the warrants provide that they are exercisable until September 23, 2004 and have an exercise price as follows: (i) until March 21, 2004, the warrants are exercisable at an exercise price of $2.50; and (ii) for the balance of the term of the warrants, the warrants will be exercisable at an exercise price of $5.50 per share.

     On March 16, 2004, our board of directors reduced the exercise price of the warrants to $1.25. This reduction in the exercise price is effective until the close of business on June 15, 2004. Thereafter, the warrants will be exercisable at $5.50 per share for the remainder of their term.

     Our common stock is traded on the NASDAQ Small Cap Market under the symbol “AESP.” On March 15, 2004, the last reported sales price of the common stock on the NASDAQ Small Cap Market was $0.95 per share.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents. See “Risk Factors” in the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 17, 2004.